Exhibit 99.1
News Release

Investor Relations Contact:	Investor Relations Contact:
P. Steven Melman	Sonia Segovia
V.P. of Investor Relations	Investor Relations Coordinator
PDF Solutions, Inc.	PDF Solutions, Inc.
Tel: (408) 938-6445	Tel: (408) 938-6491
Email: steve.melman@pdf.com	Email: sonia.segovia@pdf.com
PDF Solutions® Announces Preliminary
Fourth Quarter 2006 Results and
Release Date for Final Financial Results
     SAN JOSE, Calif.— January 11, 2007—PDF Solutions, Inc. (Nasdaq: PDFS) the leading provider of process-design integration technologies to enhance IC manufacturability, today announced preliminary results for its fourth fiscal quarter ended December 31, 2006. Results are expected to be lower than the company’s prior financial outlook provided on October 25, 2006.
     PDF Solutions expects total revenue in the range of $18.7 million to $19.1 million for the fourth fiscal quarter ending December 31, 2006. Gain share revenue for the fourth quarter is expected to remain in the range of $4.5 million to $5.0 million. On a GAAP basis, the net loss for the fourth fiscal quarter of 2006 is projected in a range of $1.1 million to $1.7 million, or $(0.04) to $(0.06) per diluted share. These results include approximately $2.9 million, or $0.11 per share of stock-based compensation resulting from SFAS 123(R) and the write-off of in-process research and development.
     In addition to using GAAP results in evaluating PDF Solutions’ business, management also believes it useful to measure results using a non-GAAP measure of net income, which excludes amortization of stock-based compensation and acquired intangible assets. Non-GAAP net income for the fourth fiscal quarter ending December 31, 2006 is expected in a range of $1.4 million to $2.0 million, or $0.05 to $0.07 per diluted share.
     “We are disappointed to announce preliminary financial fourth quarter results that are below our prior guidance,” stated chief executive officer John Kibarian. “For the first time ever, a Letter of Agreement for an integrated yield ramp engagement, received from a new customer
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during the third quarter of 2006, did not culminate in a full definitive agreement. This occurred as a result of an unexpected drop in demand for our customer’s product that has driven a significant delay in their new process development. In addition, our fourth quarter results were impacted by unexpected delays in new software sales and revenue from yield ramp engagements expected to close in the quarter. These were primarily the result of delays in planned purchases due to a cautious business outlook from a few specific customers”.
     PDF Solutions’ cautions that these expected results are preliminary, based upon the best information available to the company today and are subject to the closing of its financial records and its year end audit by its independent accountants.
     John Kibarian, CEO, and Keith Jones, CFO, will host a live teleconference on Tuesday, February 6, 2007, beginning at 3:00 p.m. Pacific Time / 6:00 p.m. Eastern Time to discuss the final results for the fourth quarter and full year ended December 31, 2006, as well as providing updated guidance for fiscal 2007.
     An archive of the call and the webcast will be available on the company’s website until Tuesday, March 6, 2007 at 11:59 p.m. Pacific Time. To hear the replay when calling from within the United States or Canada, call 1-800-642-1687. When calling from outside the United States or Canada, call +1-706-645-9291. The access code for both replay options is 6342119.
Information Regarding Use of Non-GAAP Financial Measures:
In addition to providing guidance that is determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), PDF Solutions also provides certain non-GAAP financial measures that exclude the effects of stock-based compensation expense and amortization of acquired intangible assets, and their related income tax effects. PDF Solutions’ management believes that the presentation of these measures provides useful supplemental information to investors regarding PDF’s operating results. These non-GAAP financial measures are used by management internally to measure the company’s profitability and performance. PDF’s management believes that excluding the effects of stock-based compensation expense and amortization of acquired intangible assets, and their income tax effects, provides a useful supplemental measure of the company’s ongoing operations in light of the fact that neither category of expense has a current effect on the future uses of cash nor do they have use with regards to the generation of current or future revenues. This non-GAAP should not be considered an alternative to, or a substitute for, GAAP financial information, and may be different from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Since management uses these non-GAAP financial measures internally to measure profitability and performance, PDF has included these non-
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GAAP measures to give investors an opportunity to see the company as viewed by management. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is provided at the end of this press release.
About PDF Solutions:
PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. PDF Solutions also offers the industry leading Yield Management System (YMS) software, dataPOWER®, and Fault Detection and Classification (FDC) software, Maestria™, to enhance yield improvement and production control activities at leading fabrication facilities around the world. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe, Japan and China. For more information, visit www.pdf.com.
Forward-Looking Statements:
Certain statements in this press release including, but not limited to, anticipated final results for the fiscal fourth quarter ended December 31, 2006 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the results of closing its financial records and year end audit, as well as other factors detailed from time to time in the reports PDF Solutions files with the Securities and Exchange Commission including its Form 10-Q for the quarter ended September 30, 2006.
PDF Solutions® is a registered trademark of PDF Solutions, Inc.
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PDF SOLUTIONS, INC.
RECONCILIATION OF PROJECTED GAAP NET INCOME (LOSS) TO PROJECTED
NON-GAAP NET INCOME
(In thousands, except per share data)

	Three Months Ending
	December 31, 2006
PROJECTED RESULTS
GAAP net loss per share — basic		$(0.06)	to	$	(0.04)

GAAP net loss	$	(1,700)	to		$(1,100)
Amortization of stock-based compensation, net of taxes		1,590			1,590
Amortization of acquired intangible assets, net of taxes		1,070			1,070
Write-off of in-process research & development, net		390			390

Non-GAAP net income		$1,350	to		$1,950

Non-GAAP net income per share — diluted		$0.05	to		$0.07

Weighted average common shares — basic		27,335			27,335

Weighted average common shares — diluted		28,385			28,385